Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696), Form S-3 (Nos. 333-193563, 333-194252, 333-203563, 333-206014, 333-207241, 333-211506, 333-212426 and 333-213294), Form S-4 (No. 333-204957) and Form S-8 (333-205845 and 333-213102) of our report dated December 20, 2016, with respect to the Statement of Revenues and Certain Operating Expenses of Village of Martinsville, for the year ended December 31, 2015, which report appears in the accompanying Current Report on Form 8-K of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
December 20, 2016